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                                                                   EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in a Registration Statement of USA Networks, Inc. (formerly HSN, Inc. and Silver King Communications, Inc.) on Form S-4, pertaining to the registration of common stock of USA Networks, Inc. for issuance to holders of common stock of Ticketmaster Group, Inc., of our report dated July 2, 1996 appearing in the Annual Report on Form 10-K of USA Networks, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of such Registration Statement.


/s/ Deloitte and Touche LLP

DELOITTE & TOUCHE LLP

Tampa, Florida
May 18, 1998